Exhibit 99.1

Investor Contacts:	Media Contact:
John O'Connor	Kevin Wiggins
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(908) 541-2973	(908) 541-3785

Mark Maico
ir@bauschhealth.com
(908) 541-2102
(877) 281-6642 (toll free)

BAUSCH HEALTH ANNOUNCES SECOND-QUARTER 2023 RESULTS, OTHER KEY UPDATES FROM THE QUARTER, AND RAISES FULL-YEAR 2023 REVENUE OUTLOOK

•Favorable Motion Ruling in Xifaxan® Litigation Reinforces Continuing Salix Growth Strategy
•Balance Sheet Initiatives Further Enhance Liquidity Profile
•Continued Evaluation of Optimal Implementation of Potential Bausch + Lomb Distribution
•Revenue of $2.17 billion, Up 10% Reported and 11% Organic1
•GAAP Net Income Attributable to Bausch Health Companies Inc. of $26 Million
•Adjusted EBITDA Attributable to Bausch Health Companies Inc. (non-GAAP)1 of $727 Million, Up 4%
•Raises Full-Year Revenue Outlook and Reaffirms Adjusted EBITDA (non-GAAP)1 Guidance Range

LAVAL, QC, August 3, 2023 – Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company” or “we” or “our”) today announced its second-quarter 2023 financial results and various other key updates from the quarter.

“We are encouraged by our strong performance in the second quarter as we continue to see the results from our focus on commercial excellence and investments in key businesses with growth opportunities, such as Salix” said Thomas J. Appio, Chief Executive Officer, Bausch Health. “We are also encouraged by various other key positive developments for our business during the quarter, including the favorable motion ruling in respect of Xifaxan® and the continued success our initiatives to proactively manage our balance sheet. We also continue to advance our R&D pipeline as we look forward to bringing new products to the patients who can benefit from them,” concluded Appio.

Favorable Motion Ruling in Xifaxan® Litigation Reinforces Continuing Salix Growth Strategy
In May 2023, the U.S. District Court of Delaware denied Norwich Pharmaceuticals Inc.’s motion for reconsideration in the matter of Salix Pharmaceuticals, LTD et al v. Norwich Pharmaceuticals, Inc., which therefore prevents the U.S. Food and Drug Administration (“FDA”) from approving Norwich’s abbreviated new drug application (“ANDA”) for Xifaxan® (rifaximin) 550 mg before October 2029. Norwich has appealed the denial of its motion for reconsideration. In June 2023, the FDA granted tentative approval for the ANDA, but confirmed that it is enjoined from granting final approval until October 2029. This favorable ruling reinforces Salix’s continuing growth strategy.

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1     This is a non-GAAP measure or a non-GAAP ratio. For further information on non-GAAP measures and non-GAAP ratios, please refer to the “Non-GAAP Information” section of this news release. Please also refer to tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the most directly comparable GAAP measure.

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On June 5, 2023, Norwich sued the FDA in the United States District Court for the District of Columbia challenging the FDA’s decision to follow the August 10, 2022 final judgment and withhold final approval for the Norwich ANDA until October 2029. The FDA opposed Norwich’s action and the Company intervened in the lawsuit. A decision in the District Court for the District of Columbia is expected by the end of 2023.

Norwich’s appeal of the U.S. District Court of Delaware’s denial of its motion for reconsideration and Bausch Health’s appeal of the IBS-D and polymorph patent rulings from the August 10, 2022 final judgment have been consolidated, and are pending at the Court of Appeals for the Federal Circuit. A decision is expected on the appeals as early as Q1 2024.

The Company remains confident in the strength of the Xifaxan® patents and intends to vigorously defend its intellectual property.

Proactive Balance Sheet Initiatives, Including New Accounts Receivable Credit Facility, Further Enhance Liquidity of Bausch Health (excl. Bausch + Lomb) to Greater than $1 Billion
In June 2023, the Company entered into a non-recourse receivables financing facility for up to $600 million with KKR and its credit funds and accounts. Following the closing of the receivables facility Bausch Health (excl. Bausch + Lomb) has liquidity in excess of $1 billion, inclusive of cash and cash equivalents, availability under the Company’s existing revolving credit facility and availability under the receivables facility. The strength of our current liquidity profile, coupled with our continued generation of cash flow from operations, provides the Company with flexibility to assess strategic opportunities to further improve our balance sheet and pursue key growth opportunities.

Update on Potential Bausch + Lomb Distribution
The Company continues to believe that completing a separation of Bausch + Lomb Corporation (“Bausch + Lomb”) makes strategic sense and is committed to creating two strong companies following any potential distribution.
As the Company continues to evaluate all relevant factors and circumstances related to any Bausch + Lomb distribution, it is exploring options for optimizing the structure of any Bausch + Lomb distribution, if and when such a distribution is completed. The Company’s initial intent was to effectuate any potential distribution by way of plan of arrangement. The Company has since determined that the optimal way to implement the distribution may instead be through a tax-free reduction of capital, which also provides additional flexibility to the Company and Bausch + Lomb with respect to strategic alternatives after any distribution has occurred. The Company continues to evaluate the structure of any distribution and its other related details. Any distribution of Bausch + Lomb continues to be subject to receipt of applicable shareholder and other required approvals.

Bausch Health (excl. B+L) R&D Update
•RED-C: global program for Reduction of Early Decompensation in Cirrhosis
◦Expect to complete enrollment of two global Phase 3 trials in Q1 2024
◦Received feedback on the program from the National Medical Products Administration in China and we are currently planning to meet with authorities in Japan later this year
•Amiselimod (S1P modulator): treatment of mild to moderate Ulcerative Colitis
◦Phase 2 study completed enrollment in July 2023 and the study is expected to be completed in Q4 2023
•IDP-126: first triple combination product for the treatment of acne vulgaris
◦PDUFA date set for October 2023

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◦New Drug Submission was submitted to Health Canada on May 30, 2023
•Clear and Brilliant® Touch: fractionated laser device for skin rejuvenation
◦Regulatory submissions on-track in Europe and Canada in 2024 and Asia Pacific in 2025
•Next Generation Fraxel®: fractionated laser device for skin resurfacing
◦FDA submission is expected in Q4 2023

Second Quarter 2023 Revenue Performance
Total reported revenues were $2.17 billion for the second quarter of 2023, compared with $1.97 billion in the second quarter of 2022, an increase of $200 million, or 10%. Excluding the unfavorable impact of foreign exchange of $17 million and the favorable impact of acquisitions, divestitures, and discontinuations of $4 million, revenue increased by 11% organically1 compared with the second quarter of 2022.

Reported revenues by segment were as follows:

	Three Months Ended June 30,		Reported Change		Change at Constant Currency[1] (Non-GAAP)	Change in Organic Revenue[1] (Non-GAAP)
(in millions)	2023	2022	Amount	Pct.
Total Bausch Health Revenues	$2,167	$1,967	$200	10%	11%	11%

Bausch Health (excl. B+L)	$1,132	$1,026	$106	10%	10%	11%
Salix segment	$557	$501	$56	11%	11%	11%
International segment	$259	$233	$26	11%	9%	11%
Solta Medical segment	$88	$57	$31	54%	60%	60%
Diversified segment	$228	$235	($7)	(3%)	(3%)	(3%)
Bausch + Lomb segment	$1,035	$941	$94	10%	12%	12%

Salix Segment
Salix segment reported and organic1 revenues were $557 million for the second quarter of 2023, compared with $501 million for the second quarter of 2022, an increase of $56 million, or 11%. Sales growth was driven by Xifaxan®, Relistor®, and Trulance®.

International Segment
International segment reported revenues were $259 million for the second quarter of 2023, compared with $233 million for the second quarter of 2022, an increase of $26 million, or 11%. Excluding the favorable impact of foreign exchange of $4 million and the favorable impact of divestitures and discontinuations of $4 million, segment revenues increased organically1 by 11% compared with the second quarter of 2022, led by organic1 growth in Canada and EMEA.

Solta Medical Segment
Solta Medical segment reported revenues were $88 million for the second quarter of 2023, compared with $57 million in the second quarter of 2022, an increase of $31 million, or 54%, which was favorably impacted by COVID-related lockdowns in China in the prior year quarter. Excluding the unfavorable impact of foreign exchange of $3 million, segment revenues increased organically1 by 60% compared with the second quarter of 2022.

Diversified Segment
Diversified segment reported revenues were $228 million for the second quarter of 2023, compared with $235 million for the second quarter of 2022, a decrease of $7 million, or 3% on both a reported and

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organic1 basis, primarily attributable to decreases in sales across Neurology and Generics, partially offset by growth in sales in Dermatology and Dentistry.

Bausch + Lomb Segment
Bausch + Lomb segment reported revenues were $1,035 million for the second quarter of 2023, compared with $941 million for the second quarter of 2022, an increase of $94 million, or 10%. Excluding the unfavorable impact of foreign exchange of $18 million, the favorable impact of acquisitions of $2 million and the favorable impact of divestitures and discontinuations of $2 million, the Bausch + Lomb segment revenue increased organically1 by 12%, compared with the second quarter of 2022, driven by increases across all business units.

Consolidated Operating Income
Consolidated operating income was $412 million for the second quarter of 2023, compared with operating income of $161 million for the second quarter of 2022, an increase of $251 million. The change is primarily due to higher revenues and associated gross profit, the benefit of insurance recoveries relating to certain litigation matters, lower amortization of intangible assets, and lower restructuring, integration, separation and IPO costs, partially offset by higher selling, general and administrative expenses and investments in research and development.

Net Income (Loss) Attributable to Bausch Health
Net income attributable to Bausch Health for the second quarter of 2023 was $26 million, compared with a net loss of $145 million for the second quarter of 2022, a favorable change of $171 million. This was primarily due to the increase in income before income taxes of $208 million.

Adjusted net income attributable to Bausch Health (non-GAAP)1 for the second quarter of 2023 was $300 million, compared with $201 million for the second quarter of 2022, an increase of $99 million primarily due to growth in consolidated operating income.

Earnings (Loss) Per Share Attributable to Bausch Health
GAAP earnings per share attributable to Bausch Health for the second quarter of 2023 was $0.07, compared with a loss of $0.40 for the second quarter of 2022.

Adjusted EBITDA Attributable to Bausch Health (non-GAAP)1
Adjusted EBITDA attributable to Bausch Health (non-GAAP)1 was $727 million for the second quarter of 2023, as compared to $701 million for the second quarter of 2022, an increase of $26 million.

Cash Provided by (Used in) Operating Activities
The Company generated $206 million of cash from operating activities in the second quarter of 2023 compared with $123 million in the second quarter of 2022. The increase in cash flow from operations is primarily attributable to (i) a decrease in legal settlements compared to the prior year when payments were made related to the Glumetza Antitrust Litigation in second quarter 2022, (ii) proceeds from insurance recoveries regarding certain legacy litigation matters, (iii) changes in business performance and (iv) a portion of cash interest payments being classified as Cash Flows from Financing activities as a result of the accounting treatment required for the Company’s New Secured Notes issued in September 2022.

Balance Sheet Highlights as of June 30, 2023:
•Cash and cash equivalents of $588 million.
•Bausch Health (excl. B+L) had availability under its 2027 revolving credit facility of $707 million and Bausch + Lomb had availability of approximately $275 million under its revolving credit facility.
•Accounts Receivable Credit Facility provides for an up to $600 million facility for approximately five years. No amounts were drawn as of June 30, 2023.

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2023 Financial Outlook
The Company increased its full year revenue guidance and reaffirmed its Adjusted EBITDA1 guidance for Total Bausch Health which is as follows:

	Previous Guidance (as of May 4, 2023)			Current Guidance (as of Aug. 3, 2023)
	BHC	BHC (excl. B+L)	B+L	BHC	BHC (excl. B+L)	B+L

Revenues (in Billions)	$8.35 - $8.55	$4.45 - $4.60	$3.90 - $3.95	$8.45 - $8.65	$4.50 - $4.65	$3.95 - $4.00
Organic[1] growth vs. Prior Year		2%-5%			2%-5%
Adjusted EBITDA[1] (in Billions)	$3.00 - $3.15	$2.30 - $2.40	$0.70 - $0.75	$3.00 - $3.15	$2.30 - $2.40	$0.70 - $0.75

Other than with respect to GAAP revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP)1 to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP)1. These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release. The guidance in this news release is only effective as of the date it is given, and will not be updated or affirmed unless and until the Company publicly announces updated or affirmed guidance.

Conference Call Details

Date:	Thursday, August 3, 2023

Time:	8:00 a.m. ET

Webcast:	http://ir.bauschhealth.com/events-and-presentations

A replay of the conference call will be available on the investor relations website.

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company whose mission is to improve people’s lives with our healthcare products. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, international pharmaceuticals and eye health, through our controlling ownership interest in Bausch + Lomb Corporation. With our leading durable brands, we are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

Forward-looking Statements

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This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, statements relating to the Company’s: future prospects and performance, financial guidance, proposed plan to separate its eye health business, including the timing thereof, management of its balance sheet, generation of cash, ability to launch and commercialize new products, including the timing of regulatory processes with respect to the Company’s product pipeline, ability to enforce and defend its Xifaxan® intellectual property rights, and other corporate and strategic transactions. Forward-looking statements may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and positive and negative variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s 2023 financial outlook and full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties relating to the Company’s plan to separate its eye health business from the remainder of Bausch Health. In particular, the Company can offer no assurance that any spinoff transaction will occur at all, or that any spinoff or other separation transaction will occur on the terms and timelines anticipated by the Company. They also include risks and uncertainties related to the uncertainty of commercial success for new and existing products; challenges to patents; challenges to the Company’s ability to enforce and defend against challenges to its patents; the impact of patent expirations and the ability of the company to successfully execute strategic plans. They also include risks and uncertainties related to the challenges the Company faces as a result of the closing of the initial public offering of Bausch + Lomb (the "B+L IPO"), including the transitional services being provided by and to the Bausch + Lomb entity, any potential actual or perceived conflict of interest of some of our directors and officers because of their equity ownership in Bausch + Lomb and/or because they also serve as directors or officers of Bausch + Lomb and our ability to timely consolidate the financial results of the Bausch + Lomb business. They also include, but are not limited to, risks and uncertainties caused by or relating to the COVID-19 pandemic, the potential resurgence of the COVID-19 virus and any resulting reinstitution of lockdowns and other restrictions, the evolving reaction of governments, private sector participants and the public to that pandemic, and the potential effects and economic impact of the pandemic and the reaction to it, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a significant adverse impact on the Company. They also include economic factors, such as interest rate, inflation rate and currency exchange rate fluctuations; and competition, including technological advances, new products and patents attained by competitors.

Additional information regarding certain of these material factors and assumptions may be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures and non-GAAP ratios to provide supplemental information to readers. Management uses these non-GAAP measures and ratios as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures and ratios are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP measures and ratios address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.
However, these measures and ratios are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures and ratios that are calculated differently from the way we calculate such measures and ratios. Accordingly, our non-GAAP financial measures and ratios may not be comparable to such similarly titled non-GAAP financial measures and ratios used by other companies. We caution investors not to place undue reliance on such non-GAAP measures and ratios, but instead to consider them with the most directly comparable GAAP measures and ratios. Non-GAAP financial measures and ratios have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
The reconciliations of these historic non-GAAP financial measures and ratios to the most directly comparable financial measures and ratios calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP) to projected GAAP Net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.
Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP)

Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and certain other items described below. Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) as defined below.
Management believes that Adjusted EBITDA (non-GAAP) and Adjusted EBITDA attributable to Bausch Health (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that these metrics focus management of the Company’s underlying operational results and business performance. As a result, the Company uses these metrics to assess the financial performance of the Company and to forecast future results as part of its guidance. Management believes these metrics are a useful measure to evaluate current performance. These metrics are intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

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Adjusted EBITDA (non-GAAP) is Net income (loss) (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and the following items:
•Asset impairments, including loss on assets held for sale: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets and assets held for sale from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Goodwill impairments: The Company excludes the impact of goodwill impairments. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.
•Restructuring, integration and transformation costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. Additionally, with the completion of the B+L IPO, as the Company prepares for post-Separation operations, the Company is launching certain transformation initiatives that will result in certain changes to and investment in its organizational structure and operations. These transformation initiatives arise outside of the ordinary course of continuing operations and, as is the case with the Company’s restructuring efforts, costs associated with these transformation initiatives are expected to fluctuate between periods in amount, size and timing. These out-of-the-ordinary-course charges include third-party advisory costs, as well as certain severance-related costs (including the severance costs associated with the departure of Bausch + Lomb’s former CEO). Investors should understand that the outcome of these transformation initiatives may result in future restructuring actions and certain of these charges could recur. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments are not consistent and are significantly impacted by the timing and size of the

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Company’s acquisitions, as well as the nature of the agreed-upon consideration. In addition, the Company excludes the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are impacted by the timing and size of its acquisitions.
•Gain (loss) on extinguishment of debt: The Company has excluded gain (loss) on extinguishment of debt as this represents a gain or loss from refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such amounts are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.
•Share-based compensation: The Company has excluded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Separation and IPO costs and separation-related and IPO-related costs: The Company has excluded certain costs incurred in connection with activities regarding: (i) the separation of the eye-health business and the separation of the Solta aesthetic medical device business (which was suspended in 2022) from the remainder of the Company and (ii) the registration of the eye-health business and the suspended registration of the Solta aesthetic medical device businesses as independent publicly traded entities. Separation and IPO costs are incremental costs directly related to effectuating the separation of the eye-health business and the suspended initial public offering (“IPO”) of the Solta aesthetic medical device business (the “Solta IPO”), and include, but are not limited to, legal, audit and advisory fees, talent acquisition costs and costs associated with establishing a new board of directors and related board committees. Separation-related and IPO-related costs are incremental costs indirectly related to the separation of the eye-health business and the suspended Solta IPO and include, but are not limited to, IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Other Non-GAAP adjustments: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with legal and governmental proceedings, investigations and information requests regarding certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net (gain) loss on sale of assets or other disposition of assets. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company has also excluded IT infrastructure investments that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. The Company has also excluded certain other costs,

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including professional fees associated with contemplated, but not completed, strategic transactions. The Company excluded these costs as the consideration of such matters are outside of the ordinary course of continuing operations and are infrequent in nature. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

Adjusted EBITDA attributable to Bausch Health (non-GAAP) is Adjusted EBITDA (non-GAAP) further adjusted to exclude the Adjusted EBITDA attributable to noncontrolling interest (non-GAAP). Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.

Adjusted Net Income (non-GAAP) and Adjusted Net Income attributable to Bausch Health
Adjusted net income (non-GAAP) is Net income (its most directly comparable GAAP financial measure), adjusted for asset impairments, including loss on assets held for sale, goodwill impairments, restructuring, integration and transformation costs, acquisition-related costs and adjustments excluding amortization of intangible assets, gain (loss) on extinguishment of debt, share-based compensation, separation and IPO costs and separation-related and IPO-related costs and other non-GAAP adjustments as these adjustments are described above, and amortization of intangible assets as described below:

•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes the amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Adjusted net income attributable to Bausch Health (non-GAAP) is Adjusted net income (non-GAAP) further adjusted to exclude the Adjusted net income attributable to noncontrolling interest (non-GAAP). Adjusted net income attributable to noncontrolling interest (non-GAAP) is Net income attributable to noncontrolling interest (its most directly comparable GAAP financial measure) adjusted for the portion of the adjustments described above attributable to noncontrolling interest.
Historically, management has used Adjusted net income (loss) (non-GAAP) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as described above) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. Management believes that this measure is also useful to investors as such measure allows investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, the Company believes that Adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance. It is also noted that, in recent periods, our GAAP Net income (loss) was significantly lower

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than our Adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company’s financial performance. In addition, subsequent to the Bausch + Lomb IPO, the Company began presenting Adjusted net income (non-GAAP) attributable to Bausch Health Companies Inc. as it may be useful to investors in their assessment of the Company and its performance.

Organic Revenue (non-GAAP) and Change in Organic Revenue (non-GAAP)

Organic revenue (non-GAAP) and Change in organic revenue (non-GAAP), are defined as GAAP Revenue and change in GAAP Revenue (the most directly comparable GAAP financial measures), adjusted for changes in foreign currency exchange rates (if applicable) and excluding the impact of recent acquisitions, divestitures and discontinuations, as defined below. Organic revenue (non-GAAP) is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic revenue (non-GAAP) and change in organic revenue (non-GAAP) to assess performance of its reportable segments, and the Company in total. The Company believes that providing these non-GAAP measures is useful to investors as they provide a supplemental period-to-period comparison.
The adjustments to GAAP Revenue to determine Organic Revenue (non-GAAP) and Changes in Organic Revenue (non-GAAP) are as follows:

•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact of changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue and organic growth/change exclude from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue and change in organic revenue exclude from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for the effects of changes in foreign currencies. The impact of changes in foreign currency exchange rates is determined by comparing the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.

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Please also see the reconciliation tables below for further information as to how these non-GAAP measures and ratios are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

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Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2023 and 2022
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2023	2022	2023	2022
Revenues
Product sales	$2,146	$1,944	$4,068	$3,835
Other revenues	21	23	43	50
	2,167	1,967	4,111	3,885
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	640	568	1,212	1,104
Cost of other revenues	9	9	19	24
Selling, general and administrative	711	676	1,436	1,298
Research and development	156	127	299	254
Amortization of intangible assets	269	302	542	612
Goodwill impairments	—	83	—	83
Asset impairments	37	6	50	14
Restructuring, integration, separation and IPO costs	16	35	26	48
Other (income) expense, net	(83)	—	(60)	2
	1,755	1,806	3,524	3,439
Operating income	412	161	587	446
Interest income	7	3	13	5
Interest expense	(319)	(410)	(626)	(772)
Gain on extinguishment of debt	—	113	—	113
Foreign exchange and other	(21)	4	(31)	(3)
Income (loss) before income taxes	79	(129)	(57)	(211)
(Provision for) benefit from income taxes	(52)	(10)	(125)	6
Net income (loss)	27	(139)	(182)	(205)
Net (income) loss attributable to noncontrolling interest	(1)	(6)	7	(9)
Net income (loss) attributable to Bausch Health Companies Inc.	$26	$(145)	$(175)	$(214)

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net Loss to Adjusted Net Income (non-GAAP)
For the Three and Six Months Ended June 30, 2023 and 2022
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2023	2022	2023	2022
Net income (loss)	$27	$(139)	$(182)	$(205)
Non-GAAP adjustments: (a)
Amortization of intangible assets	269	302	542	612
Goodwill impairments	—	83	—	83
Asset impairments	37	6	50	14
Restructuring, integration and transformation costs	27	22	54	25
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	(14)	(5)	17	(2)
Gain on extinguishment of debt	—	(113)	—	(113)
IT infrastructure investment	7	3	14	8
Separation costs, separation-related costs, IPO costs and IPO-related costs	7	53	14	87
Legal and other professional fees	10	8	13	23
Loss (gain) on sale of assets, net	1	(3)	1	(3)
Insurance recoveries, net of litigation and other matters	(71)	8	(79)	7
Other	7	2	7	8
Tax effect of non-GAAP adjustments	4	(16)	53	(67)
Total non-GAAP adjustments	284	350	686	682
Adjusted net income (non-GAAP)	311	211	504	477
Adjusted net income attributable to noncontrolling interest (non-GAAP)	(11)	(10)	(13)	(13)
Adjusted net income attributable to Bausch Health Companies Inc. (non-GAAP)	$300	$201	$491	$464
(a) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Six Months Ended June 30, 2023 and 2022
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2023	2022	2023	2022
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$711	$676	$1,436	$1,298
IT infrastructure investment (a)	(7)	(3)	(14)	(8)
Legal and other professional fees (b)	(10)	(8)	(13)	(23)
Separation-related and IPO-related costs (c)	(7)	(40)	(13)	(64)
Transformation costs (d)	(11)	—	(29)	—
Adjusted selling, general and administrative (non-GAAP)	$676	$625	$1,367	$1,203
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$269	$302	$542	$612
Amortization of intangible assets (e)	(269)	(302)	$(542)	(612)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Goodwill impairments reconciliation:
GAAP Goodwill impairments	$—	$83	$—	$83
Goodwill impairments (f)	—	(83)	—	(83)
Adjusted goodwill impairments (non-GAAP)	$—	$—	$—	$—
Asset impairments:
GAAP Asset impairments	$37	$6	$50	$14
Asset impairments (g)	(37)	(6)	(50)	(14)
Adjusted asset impairments (non-GAAP)	$—	$—	$—	$—
Restructuring, integration, separation and IPO costs reconciliation:
GAAP Restructuring, integration, separation and IPO costs	$16	$35	$26	$48
Restructuring and integration costs (d)	(16)	(22)	(25)	(25)
Separation and IPO costs (c)	—	(13)	(1)	(23)
Adjusted restructuring, integration, separation and IPO costs (non-GAAP)	$—	$—	$—	$—
Other (income) expense, net reconciliation:
GAAP Other (income) expense , net	$(83)	$—	$(60)	$2
Insurance recoveries, net of litigation and other matters (h)	71	(8)	79	(7)
Acquisition-related contingent consideration (i)	17	5	(14)	2
(Gain) loss on sale of assets, net (j)	(1)	3	(1)	3
Acquisition-related costs (k)	(3)	—	(3)	—
Adjusted other expense, net (non-GAAP)	$1	$—	$1	$—

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Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Six Months Ended June 30, 2023 and 2022
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2023	2022	2023	2022
Gain on extinguishment of debt reconciliation:
GAAP Gain on extinguishment of debt	$—	$113	$—	$113
Gain on extinguishment of debt (l)	—	(113)	—	(113)
Adjusted gain on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Foreign exchange and other reconciliation:
GAAP Foreign exchange and other	$(21)	$4	$(31)	$(3)
Other (m)	(7)	(2)	(7)	(8)
Adjusted foreign exchange and other (non-GAAP)	$(28)	$2	$(38)	$(11)
(Provision for) benefit from income taxes reconciliation:
GAAP (Provision for) benefit from income taxes	$(52)	$(10)	$(125)	$6
Tax effect of non-GAAP adjustments (n)	4	(16)	53	(67)
Adjusted provision for income taxes (non-GAAP)	$(48)	$(26)	$(72)	$(61)
Net income attributable to noncontrolling interest reconciliation:
GAAP Net (income) loss attributable to noncontrolling interest	$(1)	$(6)	$7	$(9)
Noncontrolling interest portion of amortization of intangible assets (o)	(6)	(4)	(12)	(4)
Noncontrolling interest portion of all other adjustments (p)	(4)	—	(8)	—
Adjusted net income attributable to noncontrolling interest (non-GAAP)	$(11)	$(10)	$(13)	$(13)

(a) Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(b) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2).
(c) Represents the two components of the non-GAAP adjustment of “Separation and IPO costs and separation-related and IPO-related costs” (see Table 2).
(d)    Represents the two components of the non-GAAP adjustment of “Restructuring, integration and transformation costs” (see table 2).
(e)    Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(f)    Represents the sole component of the non-GAAP adjustment of “Goodwill impairments” (see Table 2).
(g)    Represents the sole component of the non-GAAP adjustment of “Asset impairments” (see Table 2).
(h)    Represents the sole component of the non-GAAP adjustment of “Insurance recoveries, net of litigation and other matters” (see Table 2).
(i)    Represents the sole component of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(j)    Represents the sole component of the non-GAAP adjustment of “(Gain) loss on sale of assets, net” (see Table 2).
(k)    Represents the sole component of the non-GAAP adjustment of “Acquisition-related costs” (see Table 2).
(l)    Represents the sole component of the non-GAAP adjustment of “Gain on extinguishment of debt” (see Table 2).
(m)    Represents the sole component of the non-GAAP adjustment of “Other” (see Table 2).
(n)    Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).
(o)    Represents the portion of the non-GAAP adjustments above attributable to noncontrolling interest (see Table 2).
(p)    Represents the portion of the non-GAAP adjustments above attributable to all other adjustments (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net Loss to Adjusted EBITDA (non-GAAP)
For the Three and Six Months Ended June 30, 2023 and 2022
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2023	2022	2023	2022
Net loss	$27	$(139)	$(182)	$(205)
Interest expense, net	312	407	613	767
Provision for (benefit from) income taxes	52	10	125	(6)
Depreciation and amortization	315	347	634	699
EBITDA	706	625	1,190	1,255
Adjustments:
Goodwill impairments	—	83	—	83
Asset impairments	37	6	50	14
Restructuring, integration and transformation costs	27	22	54	25
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	(14)	(5)	17	(2)
Gain on extinguishment of debt	—	(113)	—	(113)
Share-based compensation	33	26	74	58
Separation costs, separation-related costs, IPO costs and IPO-related costs	7	53	14	87
Other adjustments:
Insurance recoveries, net of litigation and other matters	(71)	8	(79)	7
IT infrastructure investment	7	3	14	8
Legal and other professional fees (a)	10	8	13	23
Gain (loss) on sale of assets, net	1	(3)	1	(3)
Other	7	2	7	8
Adjusted EBITDA (non-GAAP)	750	715	1,355	1,450
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) (b)	(23)	(14)	(40)	(17)
Adjusted EBITDA attributable to Bausch Health Companies Inc. (non-GAAP)	$727	$701	$1,315	$1,433
(a) Legal and other professional fees incurred during the three and six months ended June 30, 2023 and 2022 in connection with recent legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(b) Adjusted EBITDA attributable to noncontrolling interest (non-GAAP) is Net (income) loss attributable to noncontrolling interest adjusted for the noncontrolling interest portion of the adjustments above as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2023	2022	2023	2022
Net (income) loss attributable to noncontrolling interest	$(1)	$(6)	$7	$(9)
Noncontrolling interest portion of adjustments for:
Interest expense, net	(6)	(2)	(12)	(2)
Depreciation and amortization	(10)	(6)	(20)	(6)
All other adjustments	(6)	—	(15)	—
Adjusted EBITDA attributable to noncontrolling interest (non-GAAP)	$(23)	$(14)	$(40)	$(17)

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Bausch Health Companies Inc.										Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended June 30, 2023 and 2022
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	June 30, 2023				June 30, 2022			Change in GAAP Revenues		Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisitions	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.	Amount	Pct.
Bausch Health (excl. B+L)
Salix	$557	$—	$—	$557	$501	$—	$501	$56	11%	$56	11%

International	259	(4)	—	$255	233	(4)	229	26	11%	26	11%

Solta Medical	88	3	—	$91	57	—	57	31	54%	34	60%

Diversified
Neuro	115	—	—	115	121	—	121	(6)	(5)%	(6)	(5)%
Dermatology	61	—	—	61	58	—	58	3	5%	3	5%
Generics	27	—	—	27	32	—	32	(5)	(16)%	(5)	(16)%
Dentistry	25	—	—	25	24	—	24	1	4%	1	4%
Total Diversified	228	—	—	228	235	—	235	(7)	(3)%	(7)	(3)%

Bausch Health (excl. B+L) revenues	1,132	(1)	—	$1,131	1,026	(4)	1,022	106	10%	109	11%

Bausch + Lomb
Vision Care	646	15	—	661	588	—	588	58	10%	73	12%
Surgical	195	1	(2)	194	184	(2)	182	11	6%	12	7%
Pharmaceuticals	194	2	—	196	169	—	169	25	15%	27	16%
Total Bausch + Lomb revenues	1,035	18	(2)	$1,051	941	(2)	939	94	10%	112	12%

Total Bausch Health Companies Inc. revenues	$2,167	$17	$(2)	$2,182	$1,967	$(6)	$1,961	$200	10%	$221	11%

(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended June 30, 2023 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release) and acquisitions. Organic revenue (non-GAAP) for the three months ended June 30, 2022 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.										Table 3b
Organic Growth (non-GAAP) - by Segment
For the Six Months Ended June 30, 2023 and 2022
(unaudited)
	Calculation of Organic Revenue for the Six Months Ended
	June 30, 2023				June 30, 2022			Change in GAAP Revenues		Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisitions	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.	Amount	Pct.
Bausch Health (excl. B+L)
Salix	$1,053	$—	$—	$1,053	$965	$—	$965	$88	9%	$88	9%

International	506	2	—	508	477	(7)	470	29	6%	38	8%

Solta Medical	161	6	—	167	129	—	129	32	25%	38	29%

Diversified
Neuro	217	—	—	217	249	—	249	(32)	(13)%	(32)	(13)%
Dermatology	104	—	—	104	117	—	117	(13)	(11)%	(13)	(11)%
Generics	54	—	—	54	70	—	70	(16)	(23)%	(16)	(23)%
Dentistry	50	—	—	50	48	—	48	2	4%	2	4%
Total Diversified	425	—	—	425	484	—	484	(59)	(12)%	(59)	(12)%

Bausch Health (excl. B+L) revenues	2,145	8	—	2,153	2,055	(7)	2,048	90	4%	105	5%

Bausch + Lomb
Vision Care	1,233	35	—	1,268	1,148	—	1,148	85	7%	120	10%
Surgical	378	7	(4)	381	358	(4)	354	20	6%	27	8%
Pharmaceuticals	355	7	—	362	324	—	324	31	10%	38	12%
Total Bausch + Lomb revenues	1,966	49	(4)	2,011	1,830	(4)	1,826	136	7%	185	10%

Total Bausch Health Companies Inc. revenues	$4,111	$57	$(4)	$4,164	$3,885	$(11)	$3,874	$226	6%	$290	7%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the six months ended June 30, 2023 is calculated as revenue as reported adjusted for the impact for changes in exchange rates (previously defined in this news release) and acquisitions. Organic revenue (non-GAAP) for the six months ended June 30, 2022 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.				Table 4
Other Financial Information
(unaudited)
(in millions)			June 30, 2023	December 31, 2022
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents			$579	$564
Restricted cash			9	27
Cash, cash equivalents and restricted cash			$588	$591

Debt Obligations
Senior Secured Credit Facilities:
Revolving Credit Facilities			$445	$470
Term Loan Facilities			4,850	4,925
Senior Secured Notes			7,905	7,905
Senior Unsecured Notes			5,798	5,798
Other			12	12
Total long-term debt and other, net of premiums, discounts and issuance costs			19,010	19,110
Plus: Unamortized premiums, discounts and issuance costs			1,542	1,656
Total long-term debt and other			$20,552	$20,766

Maturities of Debt Obligations (at principal amount)
Remainder of 2023			$75	$150
2024			150	150
2025			2,789	2,789
2026			891	891
2027			6,913	6,938
2028			4,990	4,990
2029 - 2032			3,202	3,202
Total debt obligations			$19,010	$19,110

Three Months Ended			Six Months Ended
June 30,			June 30,
	2023	2022	2023	2022
Cash provided by operating activities	$206	$123	$360	$60

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